Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

TABLE OF CONTENTS

Page

1. Definitions	1
2. Registration Rights	2
2.1 Registration	2
2.2 Underwriting	2
2.3 Obligations of the Company	3
2.4 Furnish Information	4
2.5 Expenses of Registration	4
2.6 Indemnification	4
2.7 Reports Under Exchange Act	6
3. Miscellaneous	7
3.1 Successors and Assigns	7
3.2 Governing Law	7
3.3 Counterparts	7
3.4 Titles and Subtitles	7
3.5 Notices	7
3.6 Amendments and Waivers	8
3.7 Severability	8
3.8 Entire Agreement	8
3.9 Dispute Resolution	8
3.10 Delays or Omissions	9

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of the 8th day of August, 2018, by and between Eros International Plc, a company limited by shares incorporated in the Isle of Man (the “Company”), and Reliance Industrial Investments and Holdings Limited, a company organized under the laws of the Republic of India (and each of its successors, and permitted transferees and assigns) (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a subscription agreement dated February 23, 2018, pursuant to which the Investor has agreed to purchase securities of the Company (the “Purchase Agreement”); and

WHEREAS, in order to induce the Investor to invest funds in the Company pursuant to the Purchase Agreement, the Company hereby agrees that this Agreement shall govern the rights of the Investor to cause the Company to register securities of the Company as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.                  Definitions. For purposes of this Agreement:

1.1                 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person.

1.2                 “A Ordinary Shares” means A Ordinary Shares, par value £0.30 per share, of the Company.

1.3                 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in light of the circumstances under which they were made with respect to any prospectus.

1.4                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5                 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC for use by foreign private issuers that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6                 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.7                 “Registrable Securities” means (i) A Ordinary Shares held by the Investor as of the date hereof or acquired by the Investor or an Affiliate thereof after the date hereof; (ii) any A Ordinary Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investor or an Affiliate thereof after the date hereof; and (iii) any securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 3.1.

1.8                 “SEC” means the Securities and Exchange Commission.

1.9                 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.10             “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.11             “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

2.                  Registration Rights. The Company covenants and agrees as follows:

2.1                 Registration. As soon as practicable, and in any event no later than 30 days following the date hereof, the Company shall register the resale of the Registrable Securities held by the Investor and its Affiliates on the date hereof either by filing with the SEC a post-effective amendment to the Company’s currently effective shelf registration statement on Form F-3 (333-219708), which has been declared effective by the SEC (the “Shelf Registration Statement”), or by filing a new registration statement on Form F-3 with the SEC, in each case with respect to the resale of all such Registrable Securities by the Investor and its Affiliates.

2.2                 Underwriting . The Investor or an Affiliate thereof may distribute Registrable Securities by means of an underwriting if the Registrable Securities it intends to so distribute constitute 50% or more of the aggregate number of Registrable Securities held by the Investor or such Affiliate on the date hereof. In such case, the Investor or such Affiliate, as applicable, shall so advise the Company as least 30 days in advance of such proposed distribution. The underwriter(s) will be selected by the Investor or its Affiliate, subject only to the reasonable approval of the Company. The Investor or its Affiliate amd the Company shall enter into and perform an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.

2.3                 Obligations of the Company. With respect to the registration pursuant to Subsection 2.1, the Company shall:

(a)                prepare and file with the SEC, within the time period specified in Subsection 2.1, either (i) a post-effective amendment under the Shelf Registration Statement or (ii) a new registration statement, in each case with respect to such Registrable Securities, and cause any new registration statement filed pursuant to clause (ii) to become effective as soon as practicable thereafter;

(b)               keep any registration statement referred to in Subsection 2.1 effective until all of the Registrable Securities securities of the Investor and its Affiliates have been disposed of;

(c)                prepare and file with the SEC such amendments and supplements to any registration statement referred to in Subsection 2.1, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities (including without limitation Registrable Securities issued or issuable after the date hereof) of the Investor and its Affiliates pursuant to such registration statement;

(d)               furnish to the Investor and its Affiliates such numbers of copies of a prospectus as required by the Securities Act, and such other documents as the Investor and its Affiliates may reasonably request in order to facilitate their disposition of Registrable Securities;

(e)                use its best efforts to register and qualify the securities covered by a registration statement referred to in Subsection 2.1 under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Investor and its Affiliates; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f)                cause all Registrable Securities covered by a registration statement referred to in Subsection 2.1 to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)               provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)               promptly make available for inspection by the Investor and its Affiliates, any underwriter(s) participating in any disposition pursuant to a registration statement referred to in Subsection 2.1, and any attorney or accountant or other agent retained by any such underwriter or selected by the Investor or any of its Affiliates, all non-confidential financial and other records, pertinent corporate documents, and properties of the Company, and cause the

Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                 notify the Investor and its Affiliates, promptly after the Company receives notice thereof, of the time when a registration statement referred to in Subsection 2.1 has been declared effective (if not already effective on the date hereof) or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                 after a registration statement referred to in Subsection 2.1 becomes effective, notify the Investor and its Affiliates of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.4                 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of the Investor or any of its Affiliates that the Investor or such Affiliate shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Investor’s or its Affiliate’s Registrable Securities.

2.5                 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Investor and its Affiliates, shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Investor and its Affiliates.

2.6                 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)                To the extent permitted by law, the Company will indemnify and hold harmless the Investor, its Affiliates, and the partners, members, officers, directors, and stockholders of the Investor and its Affiliates; legal counsel and accountants for the Investor and its Affiliates; any underwriter (as defined in the Securities Act) for the Investor or any of its Affiliates; and each Person, if any, who controls the Investor or any Affiliate thereof or such underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to the Investor, its Affiliates, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.5 (a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Investor, any Affiliate thereof, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)               To the extent permitted by law, the Investor or any Affiliate thereof, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), and any controlling Person of any such underwriter, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Investor or any Affiliate thereof expressly for use in connection with such registration; and the Investor or any Affiliate thereof will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.5 (b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor or an Affiliate thereof, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by the Investor and its Affiliates by way of indemnity or contribution under Subsections 2.5 (b) and 2.5(d) exceed the proceeds from the offering received by the Investor and its Affiliates (net of any Selling Expenses paid by the Investor), except in the case of fraud or willful misconduct by the Investor or any Affiliate thereof.

(c)                Promptly after receipt by an indemnified party under this Subsection 2.5 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.5, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.5, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.

(d)               To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.5, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Investor and its Affiliates will not be required to contribute any amount in excess of the public offering price of all Registrable Securities offered and sold by the Investor and its Affiliates pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the Investor’s and its Affiliates’ liability pursuant to this Subsection 2.6 (d), when combined with the amounts paid or payable by the Investor and its Affiliates pursuant to Subsection 2.6 (b), exceed the proceeds from the offering received by the Investor and its Affiliates (net of any Selling Expenses paid by the Investor and its Affiliates), except in the case of willful misconduct or fraud by the Investor or any Affiliate thereof.

(e)                Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company, the Investor and its Affiliates under this Subsection 2.5 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.7                 Reports Under Exchange Act. With a view to making available to the Investor and its Affiliates the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investor and its Affiliates to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall:

(a)                make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144 for foreign private issuers, at all times;

(b)               use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company as a foreign private issuer under the Securities Act and the Exchange Act; and

(c)                furnish to the Investor and its Affiliates, so long as the Investor or any Affiliate thereof owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing the Investor and its Affiliates of any rule or regulation of the SEC that permits the selling of any such securities without registration.

3.                  Miscellaneous.

3.1                 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by the Investor to a transferee of Registrable Securities that is an Affiliate of the Investor; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2                 Governing Law. This Agreement shall be governed by the internal law of the State of New York.

3.3                 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4                 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) two (2) business days after deposit with a internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All notices to the Company shall be sent to the principal office of the Company and to the attention of the Chief Executive Officer, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 3.5. If notice is given to the Investor or an Affiliate thereof, it shall be sent to K. R. Raja, Reliance Industrial Investments and Holdings Limited, Maker Chambers IV, 222 Nariman Point, 3rd Floor, Mumbai 400 021, India, Tel: +91 22 2278 5516, Fax: +91 22 2278 5560, Email: raja.ramachandran@ril.com; and a copy (which shall not constitute notice) shall also be sent to Covington & Burling LLP, One City Center, 850 Tenth Street, NW, Washington, D.C. 20001, Attention: Ralph C. Voltmer, Jr., Email: rvoltmer@cov.com.

3.6                 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investor; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7                 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8                 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.9                 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court of the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING

OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.10             Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EROS INTERNATIONAL PLC:

By: /s/ Kishore Lulla

Name: Kishore Lulla

Title: Group Chief Executive Officer

Reliance Industrial Investments and Holdings Limited:

By: /s/ Nikhil Chakrapani

Name: Nikhil Chakrapani

Title: Authorized Signatory